Exhibit 99.1

Press Release

ARBIOS APPOINTS JACK E. STOVER AS BOARD MEMBER
Thursday November 4, 8:30 am ET

LOS ANGELES--(BUSINESS WIRE)--Nov. 4, 2004--Arbios Systems, Inc., a biomedical device company engaged in the development of proprietary liver assist technologies useful in the treatment of acute liver failure, is pleased to announce that Jack E. Stover was appointed a Director of the Company on November 2, 2004.

Mr. Stover is currently the President, CEO and Director of Antares Pharma Inc., an emerging specialty pharmaceutical company whose products and technologies include transdermal gels, fast-melt oral tablets and mini-needle and needle-free injector systems.

Prior to joining Antares, Mr. Stover was the Executive Vice President, CFO and Treasurer of SICOR, Inc., the largest publicly-held vertically integrated specialty, injectable pharmaceutical company that was recently sold to Teva Pharmaceuticals for in excess of $3.4 billion. Prior to Sicor Mr. Stover was Executive Vice President and Director of Gynetics, Inc. a privately held women's health care company developing and marketing proprietary drugs and devices.

Mr. Stover also served as Senior Vice President, Chief Financial Officer, Chief Information Officer and Director for B. Braun Medical, an international medical products and pharma company where he led the Company's first private placement and its largest acquisition, a pharmaceutical division of Ivax Corp for in excess of $250 million.

For over 16 years Mr. Stover was an employee and then a partner with Pricewaterhouse Coopers (formerly Coopers & Lybrand) where he was Partner- in-Charge of the LifeSciences Practice in New Jersey.

Mr. Stover earned a Bachelors degree in Business in 1975 from Lehigh University and is a certified public accountant.

Commenting on the appointment Dr. Jacek Rozga, President of Arbios Systems, stated, "We are delighted to have Jack on the Arbios board. I believe Jack's vast knowledge and skills, especially within the healthcare industry, will be highly beneficial to Arbios as we progress toward commercialization of the products we are currently developing."

ABOUT ARBIOS

Arbios  Systems,   Inc.  is  a  biomedical  device  company  that,  through  its wholly-owned subsidiary, Arbios Technologies, Inc., is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure. Arbios' products in development include SEPET(TM), a novel blood purification therapy employing selective plasma filtration therapy, HepatAssist-2(TM), a bioartificial liver based on technology recently acquired from Circe Biomedical, Inc., and LIVERAID(TM), a bioartificial liver in which liver cell therapy and sorbent-based hemodiafiltration are integrated in the company's proprietary three-compartment cartridge with fiber-in-fiber geometry.
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At present no effective  direct  treatment for liver  failure is available,  and patients must receive a liver transplant or endure prolonged hospitalization with a significant mortality rate. However, only a small percentage of liver failure patients receive a transplant due to shortage of donor livers. Further, many patients cannot be transplanted because of alcohol or drug abuse, infection, cancer, cardiovascular disease, etc. There is, therefore, an urgent need for artificial means of liver assistance to facilitate recovery from liver failure without a transplant.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Further discussion of these and other potential risk factors may be found in Arbios' latest filings with the Securities and Exchange Commission on Form 10-KSB, and any subsequent updates thereto on form 10-QSB. These forward-looking statements speak only as of the date hereof. Arbios disclaims any obligation to update these forward-looking statements.

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Contact:
     Arbios Systems, Inc.
     Amy Factor, 973-377-7665
     amy@arbios.com
     or
     Wolfe Axelrod Weinberger Associates LLC
     Donald C. Weinberger, 212-370-4500
     Fax: 212-370-4505
     don@wolfeaxelrod.com
     or
     Media:
     Andria Arena, 212-370-4500
     Fax: 212-370-4505